Filed Pursuant to Rule 433

Registration Statement No. 333-203739

The Korea Development Bank

Final Term Sheet for US$500,000,000 2.50% Notes due 2021 (the “2021 Notes”)

January 6, 2016

Issuer	The Korea Development Bank

Issue currency	U.S. DOLLAR (US$)

Issue size	US$500,000,000

Maturity date	January 13, 2021

Settlement date	On or about January 13, 2016, which will be the fifth business day following the date of this final term sheet. If you wish to trade the 2021 Notes on the date of this final term sheet or the next succeeding business day, because the 2021 Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest rate	2.50% per annum (payable semi-annually)

Interest payment dates	January 13 and July 13 of each year, commencing on July 13, 2016 and with interest accruing from January 13, 2016. If any Interest Payment Date or the Maturity Date shall be a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, then such payment will not be made on such date but will be made on the next succeeding day which is not a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, with the same force and effect as if made on the date for such payment, and no interest shall be payable in respect of any such delay.

Public offering price	99.986%

Gross proceeds	US$499,930,000

Underwriting discounts	0.300%

Net proceeds (after deducting underwriting discounts but not estimated expenses)	US$498,430,000

Denominations	US$200k/1k

Day count	360-day year consisting of twelve 30-day months

Listing	Approval in principle has been received from the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2021 Notes.

Governing law	New York

Fiscal Agent	The Bank of New York Mellon

CUSIP	500630 CH9

ISIN	US500630CH97

Common Code	134190175

Ratings	Aa2 (Moody’s) / AA- (Standard & Poor’s) / AA- (Fitch)

Joint Bookrunners and Joint Lead Managers

Barclays Bank PLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, The Hongkong and Shanghai Banking Corporation Limited, KDB Asia Limited, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA Inc. and SG Americas Securities, LLC

The Korea Development Bank

Final Term Sheet for US$1,000,000,000 3.00% Notes due 2026 (the “2026 Notes”)

January 6, 2016

Issuer	The Korea Development Bank

Issue currency	U.S. DOLLAR (US$)

Issue size	US$1,000,000,000

Maturity date	January 13, 2026

Settlement date	On or about January 13, 2016, which will be the fifth business day following the date of this final term sheet. If you wish to trade the 2026 Notes on the date of this final term sheet or the next succeeding business day, because the 2026 Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest rate	3.00% per annum (payable semi-annually)

Interest payment dates	January 13 and July 13 of each year, commencing on July 13, 2016 and with interest accruing from January 13, 2016. If any Interest Payment Date or the Maturity Date shall be a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, then such payment will not be made on such date but will be made on the next succeeding day which is not a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, with the same force and effect as if made on the date for such payment, and no interest shall be payable in respect of any such delay.

Public offering price	99.401%

Gross proceeds	US$994,010,000

Underwriting discounts	0.300%

Net proceeds (after deducting underwriting discounts but not estimated expenses)	US$991,010,000

Denominations	US$200k/1k

Day count	360-day year consisting of twelve 30-day months

Listing	Approval in principle has been received from the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2026 Notes.

Governing law	New York

Fiscal Agent	The Bank of New York Mellon

CUSIP	500630 CJ5

ISIN	US500630CJ53

Common Code	134190183

Ratings	Aa2 (Moody’s) / AA- (Standard & Poor’s) / AA- (Fitch)

Joint Bookrunners and Joint Lead Managers

Barclays Bank PLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, The Hongkong and Shanghai Banking Corporation Limited, KDB Asia Limited, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA Inc. and SG Americas Securities, LLC

These Final Term Sheets should be read in conjunction with the prospectus dated June 18, 2015, as supplemented by the preliminary prospectus supplement dated January 6, 2016 (the “Prospectus Supplement”), relating to the 2021 Notes and the 2026 Notes.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents free of charge by visiting EDGAR on the Website of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-294-1322.

The most recent prospectus can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/869318/000119312516421835/d106498d424b5.htm

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.